Exhibit 10.39

Escalade, Incorporated
Schedule of Executive Officer Compensation

Compensation for the executive officers of Escalade, Incorporated consists of a base salary, bonuses and long-term incentives in the form of stock option grants or restricted stock unit grants.

Base Salary

In general, base salaries are set at the beginning of each year based upon the Company’s income level generated in the prior year, any changes in the level of responsibility and the subjective individual performance review conducted by the Company’s Compensation Committee. The 2009 base salaries for the Companies executive officers are as follows:

Name	Position	Annual Base Salary

Robert Griffin (a)	Chairman of the Board	$ 50,580
Robert J. Keller (a)	President and Chief Executive Officer	$ 270,000
Deborah J. Meinert (b)	VP Finance, CFO	$ 132,000

(a) Messrs Griffin and Keller were entitled to receive $56,200 and $300,000 respectively but have voluntarily agreed to a 10% reduction in each of these amounts.

(b) Ms. Meinert replaced Terry Frandsen, who resigned as VP Finance and CFO of Escalade, Inc. on January 30, 2009.

Bonuses

Each year the Company’s Compensation Committee establishes targeted bonuses for its key executives based on target performance levels for the Company. Performance targets are based on achieving pre-tax income goals in relation to invested capital which is defined as beginning shareholder equity plus average bank debt outstanding. Based on actual results achieved, a bonus pool is accrued for use in paying bonuses. There are no pre-defined methods for allocating the bonus pool to any of the key executives; allocation and payment is entirely at the discretion of the Compensation Committee and Board of Directors.

Long-Term Incentives

Under the terms of the Escalade, Incorporated 2007 Incentive Plan, executive officers of the Company are eligible to receive long term incentive compensation in various forms including stock options and restricted stock units. The Company’s Compensation Committee has full discretion over the form, amount and timing of these grants which historically have been annual grants. In its determination of annul grants, the Compensation Committee considers performance of both the individual and the Company.

Additional Benefits

Executive officers are eligible to participate in the Company’s 401(k) retirement plan and receive Company matching contributions in accordance with the plan terms. The Company also pays group term life insurance benefits on behalf of executive officers. The Company’s Chairman of the Board participates in a salary deferral plan that earns interest on undistributed amounts at the rate of 9% per annum.